CNL Strategic Residential Credit, Inc. 8-K

Exhibit 10.1

Amendment No. 1 to the Expense Support and Conditional Reimbursement Agreement

This Amendment No. 1 to the Expense Support and Conditional Reimbursement Agreement (this “Amendment”) is dated February 27, 2026 by and among CNL Strategic Residential Credit, Inc., a Maryland Corporation (the “Company”), and CNL Residential Credit Manager, LLC, a Delaware limited liability company (the “Advisor”) and Balbec Capital Management, L.P. (the “Sub-Advisor,” and together with the Advisor, the “Advisors”). This Amendment amends that certain Expense Support and Conditional Reimbursement Agreement (the “Agreement”) is dated May 6, 2025 by and among the Company and the Advisors. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Agreement.

RECITALS

WHEREAS, in accordance with Section 8 of the Agreement, the Company and the Advisors desire to amend the Agreement in the manner set forth below.

NOW, THEREFORE, intending to be legally bound, the Company and the Advisors hereby agree to the following:

1.	Amendment. Section 2.1 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Annual Obligation. Beginning on the Commencement Date and continuing until the Agreement is terminated as provided in Section 4, the Advisor and the Sub-Advisor shall provide expense support to the Company through reducing the payment of Fees and reimbursements of Reimbursable Expenses in an amount that is equal to the annual (calendar year) excess of (a) the Distributions declared and payable to Stockholders over (b) Available Operating Funds (the “Expense Support Amount”), provided, however, that for the calendar year ending December 31, 2026, the Expense Support Amount may be equal to any negative Available Operating Funds. The Expense Support Amount payable by the Advisor and the Sub-Advisor, as applicable, shall first be treated as reducing Fees due in the current taxable year to the Advisor or the Sub-Advisor, as applicable, until such Fees, as applicable, have been fully offset, and then such Expense Support Amounts shall be attributable to Reimbursable Expenses. The Expense Support Amount shall be borne equally (50%/50%) by the Advisor and the Sub-Advisor, and shall be calculated as of the last Business Day of the calendar year. The Expense Support Amount with respect to a period will in no event exceed the total of Fees and Reimbursable Expenses incurred for such period.”

2.	Effect of Amendment. Except as amended by this Amendment, the terms of the Agreement shall remain in full force and effect. All references in the Agreement to the term “Agreement” shall mean the Agreement as amended hereby.

Signature Page Follows

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IN WITNESS WHEREOF, the parties have caused this Amendment No. 1. To the Expense Support and Conditional Reimbursement Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

CNL Strategic Residential Credit, Inc.

By:	/s/ Chirag J. Bhavsar
Name:	Chirag J. Bhavsar
Title:	Chief Executive Officer

CNL Residential Credit Manager, LLC

By:	/s/ Tammy J. Tipton
Name:	Tammy J. Tipton
Title:	CFO

Balbec Capital Management, L.P.

By:	/s/ Jeff Padden
Name:	Jeff Padden
Title:	Manager